Exhibit 99.1

November 19, 2020

To the Shareholders of CTO Realty Growth, Inc.:

As previously announced, the board of directors of CTO Realty Growth, Inc., a Florida corporation (“CTO”), unanimously approved a plan for CTO to be subject to tax as a real estate investment trust (“REIT”) for U.S. federal income tax purposes commencing with CTO’s taxable year ending December 31, 2020. In satisfaction of certain requirements for qualification and taxation as a REIT, on November 9, 2020, CTO’s board of directors declared a special distribution on shares of CTO’s common stock in an aggregate amount of $55.8 million, or approximately $11.83 per share (the “Special Distribution”). The Special Distribution is to ensure that CTO has distributed all of its previously undistributed earnings and profits attributable to taxable periods ended on or prior to December 31, 2019. CTO expects to pay the Special Distribution on December 21, 2020, to shareholders of record as of the close of business on November 19, 2020.

You may elect to receive payment of the Special Distribution either entirely in shares of CTO common stock or entirely in cash, subject to an aggregate maximum amount of cash that will be distributed.  We are furnishing you with the enclosed election form and accompanying materials explaining the election process and providing important information regarding the Special Distribution, including the aggregate limit on cash that will be distributed.  Please review the enclosed election form and accompanying materials carefully.  If you are a shareholder of record, please submit your completed election form to Computershare Trust Company, N.A., CTO’s election and disbursing agent, as soon as possible and no later than 5:00 p.m., Eastern Time, on December 7, 2020.  You may also make your election through the internet via the website provided in the accompanying materials explaining the election process.  If your shares are held in the name of a bank, broker or nominee, please inform the bank, broker or nominee of your election in accordance with instructions provided by your bank, broker or nominee as soon as possible so that the bank, broker or nominee can make an election on your behalf no later than 5:00 p.m., Eastern Time, on December 7, 2020.  If you have any questions or need any assistance, please call Georgeson LLC, the information agent for the Special Distribution, toll-free at 1-800-676-0098.

Thank you for your continued support of CTO.

Sincerely,

/s/ John P. Albright
John P. Albright
President and Chief Executive Officer